EXHIBIT 10.85

BOSTON SCIENTIFIC CORPORATION
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2023

BOSTON SCIENTIFIC CORPORATION
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 2023

Table of Contents

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Article 1

Nature and Purpose of Plan
1.1Nature. This document is an amendment and complete restatement, effective January 1, 2023, of the Boston Scientific Corporation Non-Employee Director Deferred Compensation Plan. Amounts deferred under the Plan prior to January 1, 2023 will be governed by the terms of the Plan as in effect immediately prior to the effective date of this restatement. The Plan is intended to be a nonqualified deferred compensation plan within the meaning of Code section 409A, to be construed and administered in accordance with the Section 409A Standards.
1.2Purpose. The purpose of the Plan is to provide deferred compensation for the Company’s non-employee directors by providing Eligible Directors with an opportunity to defer a portion of their Compensation.
Article 2

Participation
1.1Commencement of Participation. An Eligible Director will become a Participant by filing an election form in accordance with the provisions of Section 3.1.
1.2Duration of Participation. A Participant will remain a Participant until he or she has received all payments to which he or she is entitled under the terms of the Plan.
Article 3

Elections and Account
1.1Deferral Election.
(a)    Prior to the beginning of each Plan Year, each Eligible Director may elect in writing, in the manner and on the form prescribed by the Committee, to defer payment of all or a portion of the Eligible Director’s Compensation by making one or both of the following elections:
    (i)    An election to defer payment of all or a portion, in increments of 25%, of the Director’s Cash Compensation and have that deferred amount converted to RSUs and credited to a Deferred Account pursuant to Section 3.4.
    (ii)    An election to defer payment of all or a portion, in increments of 25%, of the Director’s Equity Compensation and have that portion credited, as RSUs, to a Deferred Account pursuant to Section 3.3.
A Participant’s deferral election for a Plan Year will become irrevocable on the day preceding the first day of the Plan Year.

    (b)    If an individual becomes an Eligible Director after the beginning of a Plan Year and has not been eligible to participate in this Plan (or any other plan required to be aggregated with this Plan under the Section 409A Standards) at any time during the 24-month period ending on the date he or she becomes an Eligible Director, then, within thirty (30) days after the date the individual becomes an Eligible Director, he or she may make one or both of the elections described in Section 3.1(a) above with respect to Compensation for the Plan Year for services performed after the date the election is made, subject to any prorating that may be required under the Section 409A Standards. A deferral election made under this paragraph (b) will become irrevocable on the date the election is made.

3.2 Deemed Elections. If a Participant fails to make a timely deferral election in accordance with Section 3.1 for a Plan Year, the Participant will be deemed to have made the following elections:
(a)The Participant will be deemed to have elected not to defer any portion of his Cash Compensation for the Plan Year.
(b)The Participant will be deemed to have elected not to defer any portion of his Equity Compensation for the Plan Year.
3.3 Deferred Account. A Deferred Account will be established for any Participant who makes an election described in Section 3.1(a)(i) or (a)(ii) for any Plan Year. For each Plan Year for which a Participant makes an election described in Section 3.1(a)(i), the Participant’s Deferred Account will be credited with RSUs equal to the quotient (rounded down to the next whole number) of (A) divided by (B), where (A) is the dollar value of the Cash Compensation that the Participant elected to defer, and (B) is the closing price per share of Company Stock on the date the Cash Compensation would have been paid to the Participant in the absence of the Participant making an election described in Section. 3.1(a)(i). For each Plan Year for which a Participant makes an election described in Section 3.1(a)(i) with respect to a portion of his or her Equity Compensation (the “Deferred Portion”), the Participant’s Deferred Account will be credited with a number of RSUs equal to the number of Restricted Stock Units that would have been granted to the Participant under the LTIP if the Participant had elected to receive the Deferred Portion in the form of Restricted Stock Awards rather than as RSUs deferred under the Plan.
3.4 Account Records. Participants will be able to access records of their Deferred Account balances online or telephonically through the appropriate record keeper.
Article 4

Payment of Deferred Amounts
1.1Payment of Deferred Accounts. Upon the Participant’s Separation From Service for any reason, the total number of vested RSUs credited to the Participant’s Deferred Account will be settled in shares of Company Stock (with one share of Company Stock payable for each whole RSU) and distributed to the Participant within 60 days after the Participant’s Separation From Service. Any RSUs that are not vested as of the date of the Participant’s Separation From Service will be forfeited. The extent to which RSUs are vested will be determined by the terms of the LTIP and any applicable award agreement.
1.2Designation of Beneficiary. A Participant may designate a Beneficiary or Beneficiaries under the Plan to receive payment of the Participant’s Deferred Account upon the Participant’s death by submitting a completed Beneficiary designation to the Committee’s designated record keeper, in the form and manner prescribed by the Committee or its designee, before the Participant’s death. If the Participant fails to designate a Beneficiary, or if no designated Beneficiary survives the Participant, the Participant’s Beneficiary will be the Participant’s estate.
1.3Delay For Specified Employees. Because the Plan is only for Eligible Directors (those who are not employees of the Company), it is not expected that any Participants will be

Specified Employees. However, in the event that a Participant is a Specified Employee at the time of his Separation From Service, then notwithstanding any other provision of the Plan, unless the Participant’s Separation From Service is by reason of the Participant’s death, then any amount that becomes payable under the Plan due to the Participant’s Separation From Service will be paid on the first day that is six months after the date on which the Participant’s Separation From Service occurs.
1.4Change in Control Event. Notwithstanding any other Plan provision, if a Change in Control Event occurs, then any unvested RSUs credited to the Participant’s Deferred Account will become vested, and all RSUs credited to the Participant’s Deferred Account will be settled in shares of Company Stock (with one share of Company Stock payable for each whole RSU) and distributed to the Participant following the date on which the Change in Control Event occurs.
Article 5

Nature of Claims for Benefit Payments
1.1Obligation of the Company. The Company will establish on its books a liability with respect to its obligations for benefits payable under the Plan to Participants and their Beneficiaries.
1.2Participants’ Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payment of deferred amounts under the provisions of the Plan will be an unsecured claim against the general assets of the Company. The maintenance of individual Participant Accounts is for bookkeeping purposes only. The Company is not obligated to acquire, segregate, or set aside, in trust or otherwise, any assets of any kind for the discharge of its obligations under the Plan, nor will any Participant have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations under the Plan.

Article 6

Administration
1.1Plan Administrator. The Committee will be the administrator of the Plan and will have full discretionary power and authority to administer the Plan in all of its details.
1.2Powers of the Committee as Administrator. The Committee’s powers as administrator of the Plan will include, but will not be limited to, the following discretionary authority, in addition to all powers and authority provided elsewhere in the Plan:
(a)to make and enforce such rules, regulations, and procedures, consistent with the terms of the Plan, as the Committee deems necessary or proper for the efficient administration of the Plan;
(b)to interpret the terms and provisions of the Plan and to decide any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;
(c)to determine the amounts to be distributed to any Participant or Beneficiary in accordance with the terms of the Plan and determine the person or persons to whom such amounts will be distributed;

(d)to allocate or delegate its powers to other persons; and
(e)to appoint persons to carry out administrative and recordkeeping functions with respect to the Plan.
1.3Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan, or in carrying out or administering the Plan, will be final and binding for all purposes and upon all interested persons in the absence of clear and convincing evidence that the determination or interpretation was made arbitrarily or capriciously.
1.4Claims Procedures. Any person making a claim for benefits under the Plan must submit the claim in writing to the Committee or its designee. If the Committee or its designee denies the claim in whole or in part, it will issue to the claimant a written notice explaining the reasons for the denial (with specific reference to the Plan provisions on which the denial is based) and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within 60 days of receiving a written notice of denial, submit a written request for reconsideration to the Committee or its designee, together with a written explanation of the basis for the request. The Committee or its designee will consider any such request and will provide the claimant with a written decision, which will include a written explanation of the reasons for the decision (with reference to the specific Plan provisions on which the decision is based). All interpretations, determinations, and decisions of the Committee with respect to any claim will be final and conclusive in the absence of clear and convincing evidence that the interpretation, determination, or decision was made arbitrarily or capriciously.
1.5Indemnification. The Company agrees to indemnify and hold harmless any member of the Committee, any employee or former employee to whom the Committee delegates or allocates any of the Committee’s responsibilities under the Plan, and any employee or former employee who has been asked to assist the Committee in any way (together, the “indemnified persons”) against any liability (including, without limitation, payment of attorney’s fees) that the indemnified person may incur as a result of the discharge of his or her duties and responsibilities in good faith under the Plan.
1.6Right to Suspend Benefits and Correct Errors. To the extent consistent with the Section 409A Standards, the Committee or its designee may delay any payment until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction for a legal determination of the benefits to be paid and the person to receive them. The Committee specifically reserves the right to correct errors of every sort, and each Participant hereby agrees, on his own behalf and on behalf of any Beneficiary, to any method of error correction specified by the Committee or its designee. The Committee is authorized to recover any payment made in error.
1.7Incapacity. If the Committee or its designee determines that any person entitled to benefits under the Plan is a minor, an incompetent person, or other person incapable of providing a valid receipt, then any payment due to that person may be paid for the benefit of that person to the person’s spouse, parent, or other party providing or reasonably appearing to provide for the care of that person, unless a duly qualified guardian or other legal representative has been appointed, in which case payment will be made to that guardian or legal representative.
1.8Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, that action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided that this Section 6.8 does not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.
Article 7

Amendment or Termination of the Plan
The Company hopes and expects to continue the Plan in effect, but it reserves the right to amend the Plan, by action of the Board of Directors or its designee, in any respect at any time (retroactively if the Company so provides) and to terminate the Plan. Any amendment or termination will be set forth in a written instrument and signed by a duly authorized representative of the Company. In the event of an amendment or termination of the Plan, a Participant’s benefits will not be less than the amount credited to the Participant’s Deferred Account immediately prior to the amendment or termination.
Article 8

Miscellaneous
1.1No Assignment or Alienation. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, or otherwise encumber any Plan benefit, whether payable presently or in the future, will be void.
1.2Limitation of Rights. Neither the establishment nor amendment of the Plan, nor the payment of any benefits, will be construed as giving any individual any legal or equitable right against the Company or the Committee. In no event will the Plan be deemed to constitute a contract between any individual and the Company or the Committee.
1.3Receipt and Release. Any payment of a benefit under the Plan to any Participant or Beneficiary will be in full satisfaction of all claims with respect to the benefit under the Plan against the Company and the Committee.
1.4No Effect on Future Service as a Director. Nothing in the Plan, nor any action taken under the Plan, shall be construed as giving any Participant a right to continue as a Director or require the nomination of a Participant for a future term as a Director.
1.5Severability.     If any provision of the Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will remain fully enforceable.
1.6Successor Company. In the event of the dissolution, sale, merger, consolidation, or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company will have all of the powers, duties, and responsibilities of the Company under the Plan.
1.7Headings and Subheadings. Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.
1.8Governing Law. To the extent not preempted by federal law, the Plan will be governed by, and construed and administered in accordance with, the laws of the Commonwealth of Massachusetts.

Article 9

Definitions and Rules of Construction
1.1Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings:
(a)“Account” means, with respect to a Participant, a bookkeeping account established for the Participant pursuant to Article 3 as a Deferred Account.
(b)“Affiliate” means (1) any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) of which the Company is also a member, (2) any trade or business, whether or not incorporated, that is under common control (as defined in Code section 414(c)) with the Company, (3) any trade or business that is a member of an affiliated service group (as defined in Code section 414(m)) of which the Company is also a member, or (4) to the extent required by regulations issued under Code section 414(o), any other organization. The term “Affiliate,” however, does not include any corporation or unincorporated trade or business prior to the date on which that corporation, trade, or business satisfies the affiliation or control tests of (1), (2), (3), or (4) above.
(c)“Beneficiary” means the person or persons designated pursuant to Section 4.5 to receive benefits under the Plan in the event of a Participant’s death.
(d)“Board of Directors” means the Board of Directors of the Company.
(e) “Cash Compensation” means, with respect to an Eligible Director for a Plan Year, the Compensation payable to the Eligible Director for the Plan Year in the form of cash as an annual retainer or committee chair fees.
(f)“Change in Control Event” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with the Section 409A Standards, including §1.409A-3(i)(5).
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a particular section of the Code includes reference to any regulations issued by the Department of Treasury under that section and any notices and other releases issued by the Internal Revenue Service interpreting or implementing that section.
(h)“Committee” means the Executive Human Resources and Compensation Committee of the Board of Directors.
(i)“Company” means Boston Scientific Corporation.
(j)“Company Stock” means common stock of the Company.
(k)“Compensation” means, with respect to an Eligible Director for a Plan Year, the annual fees payable by the Company to the Eligible Director for the Plan Year, including retainer fees and committee chair fees and equity-based awards to be granted under the LTIP, for serving as a member of the Board of Directors.
(l)“Deferred Account” means, with respect to a Participant, the Account established for the Participant pursuant to Section 3.3.

(m)“Director” means a member of the Board of Directors.
(n)“Eligible Director” means a Director who is not an employee of the Company or any of its Affiliates.
(o)“Equity Compensation” means, with respect to an Eligible Director for a Plan Year, Compensation for the Plan Year that is payable to the Eligible Director in the form of equity-based awards under the LTIP.
(p)“LTIP” means the Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan, as amended from time to time, and any successor to that plan.
(q)“Participant” means an Eligible Director who becomes a participant in the Plan pursuant to Section 2.1 and has not ceased to be a Participant pursuant to Section 2.2.
(r)“Plan” means the Boston Scientific Corporation Non-Employee Director Deferred Compensation Plan, as set forth in this document, as amended from time to time.
(s)“Plan Year” means a calendar year beginning on or after January 1, 2023.
(t)“Restricted Stock Units or RSUs” means equity compensation awarded to a grantee in the form of notional units of Company Stock, in accordance with section 13 (Defined Terms) of the LTIP, and that are settled and paid to the grantee in the form of shares of Company Stock at the rate of one share of Company Stock for each RSU. Note that when the RSUs are deferred, they vest according to the RSU agreement applicable to the award and are settled and distributed to a Participant in shares of Company Stock in accordance with Section 4.1 following the Participant’s Separation From Service.
(u)“Restricted Stock Award” means an Award of Stock subject to forfeiture to the Company if specified conditions are not satisfied.
(v)“Section 409A Standards” means the applicable requirements and standards for nonqualified deferred compensation plans established by Code section 409A.
(w)“Separation From Service” means, with respect to a Participant, the expiration of the contract under which services are performed by the Participant for the Company and its Affiliates if the expiration constitutes a good-faith and complete termination of the Participant’s contractual relationship with the Company and all of its Affiliates within the meaning of the Section 409A Standards, including §1.409A-1(h).Whether a Separation From Service has occurred will be determined in accordance with the Section 409A Standards, including §1.409A-1(h). The Committee may, but need not, elect in writing, subject to the applicable limitations under the Section 409A Standards, any of the special elective rules prescribed in §1.409A-1(h) for purposes of determining whether a Separation From Service has occurred. Any such written election will be deemed to be part of the Plan.
(x)“Specified Employee” has the meaning given in Code section 409A(a)(2)(B)(i).

1.2Rules of Construction. The following rules of construction will govern in interpreting the Plan:
(a)Words used in the masculine gender will be construed to include the feminine gender, where appropriate, and vice versa.
(b)Words used in the singular will be construed to include the plural, where appropriate, and vice versa.
(c)If any provision of the Plan is held to be illegal or invalid for any reason, that provision will be deemed to be null and void, but the invalidation of that provision will not otherwise impair or affect the Plan.
        (d)    The Plan is intended to comply with Code section 409A, and it will be construed and administered accordingly. The provisions of the Plan and all deferral elections under Plan will be effected, construed, interpreted, and applied in a manner consistent with Section 409A Standards. To the extent that any terms of the Plan or a deferral election would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code section 409A, those terms are to that extent superseded by the applicable Section.